EXHIBIT 2.9

SIXTH AMENDMENT TO ASSET PURCHASE AGREEMENT

SIXTH AMENDMENT (this “Amendment”) dated as of January 22, 2008, amending the Asset Purchase Agreement (the “APA”) dated as of October 31, 2007, that certain First Amendment to Asset Purchase Agreement and Determination Date Loan Documents dated as of December 31, 2007, that certain Second Amendment to Asset Purchase Agreement and Determination Date Loan Documents dated as of January 10, 2008, that certain Third Amendment to Asset Purchase Agreement and Determination Date Loan Documents dated as of January 11, 2008, that certain Fourth Amendment to Asset Purchase Agreement and Determination Date Loan Documents dated as of January 14, 2008, and that certain Fifth Amendment to Asset Purchase Agreement and Determination Date Loan Documents dated as of January 15, 2008, each such agreement by and between PS Energy Group, Inc. (the “Seller”) and MXenergy Inc. (the “Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer entered into that certain Asset Purchase Agreement dated as of October 31, 2007 (the “Original Agreement”), pursuant to which Seller agrees to sell and Buyer agrees to purchase, all of the Assets (as defined therein); and

WHEREAS, Seller and Buyer have agreed to amend the APA as set forth herein.

SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each capitalized term used herein which is defined in the APA shall have the meaning assigned to such term in the APA. Each reference to “hereof’, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the APA shall, from and after the date hereof, refer to the APA as amended by this Amendment.

SECTION 2. Amendments.

A. The following definitions set forth in Section 1.1 of the APA shall be amended as set forth below deleted in their entirety and replaced with the respective definitions included herein:

1)             The definition of “Assets” shall be amended to (i) delete “Pipeline Assets” and replace it with “the Lockbox and the Account (each as defined in the Security Agreement)” and (ii) to insert the following at the end of clause (c) thereof after the words “Other Contracts;” “to the extent Buyer has agreed to assume such Other Contracts” and (iii) add to clause (h) thereof after “www.gaskey.com”: “and the telephone numbers 1-877- GAS1KEY (427-1539) and (678) 904-0820”.

2)             The definition of “Business” shall be deleted in its entirety and replaced with the following:

“Business” means the current business of Seller with respect to retail sales of natural gas to customers in the State of Georgia or elsewhere, other than natural gas customers served by Washington Gas Energy and natural gas customers serviced by Seller’s pipelines located in West Virginia and Mississippi.

3)             The definition of “Closing Date” shall be deleted in its entirety and replaced with the following:

“Closing Date” shall mean either (a) January 22, 2008 (b) such later date upon which all of the conditions set forth in Article V have been satisfied. The Closing Date shall occur no later than the Termination Date, unless the Parties shall agree in writing to an extension of such Termination Date.

4)             The following definition of “Eagle Confirmation Agreement” shall be added to Section 1.1:

“Eagle Confirmation Agreement” shall mean that certain voided Confirmation Agreement for the Release of Storage and Transportation and for the related Sale of Natural Gas subject to the terms of the NAESB between the parties, by and between Eagle Energy Partners I, L.P. and Seller dated June 1, 2007.

5)             Subsection (c) of “Excluded Liabilities” shall be amended to include the following: “provided, from the Determination Date Buyer shall reimburse Seller for sales taxes and motor fuel taxes billed to Customers and paid by Seller, provided further, Buyer shall be entitled to any refunds or offsets due from the taxing authorities as a result of any bad debts related to such reimbursed amounts.”

6)             The definition of “Target Dekatherm Amount” shall be deleted in its entirety and replaced with the following:

“Target Dekatherm Amount” means 5,332,116 dekatherms.

7)             The definition of “Termination Date” shall be deleted in its entirety and replaced with the following:

“Termination Date” means March 1, 2008.

8)             The following definition of “Switch Date” shall be added to Section 1.1:

“Switch Date” shall mean March 1, 2008, or such later date as AGL completes the transfer of the Retail Contracts from Seller to Buyer and such transfer is effective.

B.                 Article II of the APA shall be amended as follows:

1)             Sections 2.1(b) shall be deleted and the following inserted in lieu thereof:

(b) At the Closing but effective as of the Determination Date, on the terms and subject to the conditions set forth in this Agreement, Seller shall assign, sell, transfer, set over and deliver to Buyer, all of the Assets as and to the extent existing on the Closing Date, provided, Buyer and Seller acknowledge that the firm Retail Customers shall switch to Buyer in the AGL system on the Switch Date, and interruptible Retail Customers shall switch to Buyer in the AGL system on February 1, 2008, pursuant to the policies and procedures set by AGL and pursuant to the terms of the Tri-Party Agreement.

2)             Section 2.2 shall be amended by deleting the reference to “Section 2.1(a)” in the second line thereof and inserting the following in lieu thereof “Section 1.1 under the definition of Assets” and (ii) adding the following as subsection (j) “the Pipeline Assets, including without limitation the Customer contracts related thereto.”

3)             Section 2.4(a) shall be deleted and the following inserted in lieu thereof:

(a)                        Base Amount. On the Closing Date, Three Million Seven
Hundred Fifty Thousand ($3,750,000); (“Base Amount”).

4)             Section 2.4(c) shall be deleted and the following inserted in lieu thereof:

(c) Dekatherm Amount. On the Closing Date, the Dekatherm Amount, as determined as of the Closing Date, defined in and calculated using the methodology set forth in Schedule 2.4(c) and using the most recent DDDC report available as of the Closing Date, with a true-up to occur post-closing as set forth in Section 2.6(a)(ii). For the avoidance of doubt, a sample calculation prepared for October 31, 2007 is included as part of Schedule 2.4(c). For the avoidance of doubt, the amount of the Dekatherm Amount attributable to the Seller’s interruptible contract with the State of Georgia, whose consent has not been obtained by the Closing Date, shall not be paid at Closing Date; provided that, upon notice to Buyer that Seller has received such consent and has provided to Buyer a copy thereof, Buyer shall remit to Seller within one (1) Business Day (unless such notice is given after 12:00pm, in such case Buyer shall make such remittance within two (2) Business Days of such notice) the amount which would have been paid to Seller if such Customer had given its consent prior to the Closing Date.

5)             Section 2.4(d) shall be deleted and the following inserted in lieu thereof:

(d)                                Performance Incentive. Subject to the proviso below, for a period of three (3) years following the Closing Date, an amount (the

“Performance Incentive”) equal to (i) ninety-nine percent (99%) of the aggregate quantity of dekatherms delivered to Customers existing as of the Closing Date and billed to such Customers, times (ii) $0.15. Such amount shall be calculated using the methodology set forth on Schedule 2.4(d). Payments of Performance Incentive shall be paid to Seller within thirty (30) days of the end of each three month period as set forth in Schedule  2.4(d). Buyer shall furnish Seller with a statement accompanying each payment confirming the calculation; provided, however that anything contained in this Section 2.4(d) notwithstanding, in the event the Consulting Agreement is (i) terminated by Buyer pursuant to the occurrence of one or more of the material breaches set forth in Section 3 of the Consulting Agreement or (ii) terminated at the convenience of Livia Whisenhunt pursuant to Section 3 of the Consulting Agreement (provided, for the avoidance of doubt, the death, disability or incapacity of Livia Whisenhunt shall not be considered a termination under this subsection (ii)), and such termination is effective prior to the second (2nd) anniversary of the Closing Date, the Performance Incentive payments set forth herein shall terminate on the effective date of the termination of the Consulting Agreement and a final payment shall be made prorated for the period prior to the date of such termination. Seller shall have the right, upon reasonable notice to Buyer, to have access to the relevant information and records necessary to verify the completeness and correctness of the Buyer’s calculation of the Performance Incentive during the period prior to the termination of the payment of the Performance Incentive pursuant to the terms herein.

6)             Section 2.4(e) shall be deleted.

7)             Section 2.4(i) shall be deleted and the following inserted in lieu thereof:

(i) GasKey Trademark Earnout. For a period of three (3) years following the Switch Date, an amount (the “Trademark Payment”) equal to (i) ninety-nine percent (99%) of the aggregate quantity of dekatherms delivered to New Customers and billed to New Customers, times (ii) $.05. Such amount shall be calculated using the methodology set forth on Schedule 2.4(d) at the end of each three (3) month period following the Switch Date. Payments of Trademark Payment shall be paid to Seller within thirty (30) days of the end of each such three (3) month period. Buyer shall furnish Seller with a statement accompanying each payment confirming the calculation. During such three (3) year period, Seller shall have the right, upon reasonable notice to Buyer, to have access to the relevant information and records necessary to verify the completeness and correctness of the Buyer’s calculation of the Trademark Payment. For the purposes of this Section 2.4(i), “New Customers” shall mean Customers (both firm and interruptible) which are generated or enrolled subsequent to the Closing Date pursuant to (i) inquiries received through the GasKey website, (ii) phone calls made to 1-877-GAS1KEY (427-1539) or (678) 904-0820 or (iii) efforts made by (or Customers referred by Adriana Tirado to) Robert Cordero and Clifford Thompson, so long as such Persons are Transferred Employees, or any other salespersons Buyer designates to market the GasKey brand as otherwise provided herein.

8)             Section 2.4(j) shall be deleted and the following inserted in lieu thereof:

(j) Determination Date Loan Amount. On the Closing Date, as part of the Purchase Price and pursuant to Section 2.5 hereof, the Determination Date Loan and the Secured Promissory Note shall be considered paid and Buyer shall deliver to Seller an Accord and Satisfaction evidencing that Seller’s obligations under the Determination Date Loan have been repaid.

9)             The following shall be added as Section 2.4(1):

(1) Eagle Confirmation Agreement. On the Closing Date, as a result of the voiding of the Eagle Confirmation Agreement by Seller and Eagle, Seller shall pay to Buyer $344,570.86 as a credit to the Estimated Purchase Price described in Section 2.5 hereof (the “Eagle Confirmation Agreement Adjustment”), which represents the repayment from Seller to Buyer of $344,570.86 which was included in the prepaid expense portion of the Determination Date Loan Amount. The Parties acknowledge that Buyer will not be taking assignment of the Eagle Confirmation Agreement and that no other charges or fees, whether on account of demand or reservation or otherwise shall be paid by Buyer in connection with the Eagle Confirmation Agreement, whether such charges are incurred prior to or after the date of this Amendment; provided, however, that Buyer shall pay to Seller an amount equal to $34,733.44 representing certain of the demand and reservation charges for the period commencing on the Determination Date and ending February 29, 2008.

10)           Section 2.5 shall be deleted and the following inserted in lieu thereof:

2.5 Adjustments to Estimated Payment On or before three (3) Business Days prior to the Closing, Seller (with the cooperation of Buyer and Buyer will have the ability to review the preparation of the Closing Statement during Seller’s completion thereof) will prepare and deliver to Buyer a written statement prepared in accordance with Schedule 2.4 and the other provisions of this Agreement setting forth (i) the Base Amount, (ii) the Determination Date Loan Amount (consisting of the Accounts Receivable Amount, the Storage Amount, the Unbilled Revenue Amount, certain prepaid amounts and the aggregate amount of the actual replacement Guaranties), (iii) all prepaid amounts, including FINSS and BPPSS and AGL prepaid charges through Closing that have not been billed to Customers and which were not previously paid to Seller or on behalf of Seller as part of the Determination Date Loan, if any, (iv) the Dekatherm Amount and (v) the Unbilled Revenue Adjustment Amount (if sufficient data is available as of the Closing Date to calculate such Unbilled Revenue Adjustment Amount) (collectively, “Estimated Price”), in reasonable detail based on information available to Seller on the Closing Date, and wire transfer instructions (the “Closing Statement”). Within two (2) Business Days of receipt of the Closing Statement setting forth the Estimated Price, Buyer will deliver to Seller a written report containing any changes that Buyer in good faith believes are necessary to make the Closing Statement consistent with Schedule 2.4 based on the data available as of the Closing Date with the explanation therefor. Such Closing Statement, as agreed upon in writing by the Parties, will be used to determine the Estimated Price. At the Closing, Buyer shall pay to Seller an amount equal to the Estimated Price minus the Determination Date Loan Amount (consisting of the items listed above) minus the Eagle Confirmation Agreement Adjustment minus the Dekatherm Amount attributable to the Seller’s interruptible contract with the State of Georgia (collectively, the “Closing Payment”), payable by wire transfer in immediately available funds to the account or accounts designated by Seller. Neither Tax Assets nor Tax Liabilities shall be included as adjustments on Schedule 2.4  and on the Closing Statement.

11)             Section 2.6(a) shall be amended as follows:

(a) Adjustment Items. Post-Closing adjustments will be made to the Estimated Price within the time frames indicated related to the following items:

(i)            The Unbilled Revenue Amount paid as part of the Estimated Price will be trued-up to reflect the actual Unbilled Revenue Amount as of the Determination Date using the methodology set forth on Schedule 2.4(b) (i) within thirty (30) days after the Closing Date and (ii) on the date which is six (6) months from the Closing Date.

(ii) The Dekatherm Amount paid as part of the Estimated Price will be trued-up to reflect the actual Dekatherm Amount as of the Switch Date

(the “Dekatherm Adjustment”) after giving effect to the customer notices sent pursuant to Section 6.6 using the methodology set forth in Schedule  2.4(c) and based on the DDDC calculations provided by AGL on or about February 20, 2007 (effective March 1, 2008). The true-up calculations will be performed as soon as possible after the date of the DDDC report, but no later than twenty (20) Business Days from the date of such DDDC report. For the avoidance of doubt, all volumes of Customer’s whose consent was required to be obtained pursuant to the terms hereof that have not been obtained by the Closing Date, shall be excluded from the calculation of Dekatherm Amount on the Closing Date; provided that, upon notice to Buyer that Seller has received any such consent and has provided to Buyer a copy thereof, Buyer shall remit to Seller within one (1) Business Day (unless such notice is given after 12:00pm, in such case Buyer shall make such remittance within two (2) Business Days of such notice) the amount which would have been paid to Seller if such Customer had given its consent prior to the Closing Date.

(b) Post-Closing Adjustment Statement. As promptly as practicable after the Closing Date, and in any event not later than sixty (60) days after the Closing Date, Seller shall deliver to Buyer a statement (“Post-Closing Adjustment Statement”) reflecting (i) (A) the Unbilled Revenue Amount true up described in Section 2.6(a)(i) and (B) the Dekatherm Adjustment true up described in Section 2.6(a)(ii), showing in reasonable detail its calculation of each such item, and (ii) the aggregate difference (“Post-Closing Adjustment Item Difference”), whether positive or negative, between the estimated amounts included in the Estimated Price and the actual amounts included in the Post-Closing Adjustment Item Difference (i.e. estimated amount — actual amount = the difference). In the event that (A) such difference is positive, then Seller shall pay such amount to Buyer and (B) such difference is negative, then Buyer shall pay such amount to Seller. Subject to Section 2.7 below, any such payment shall be made by the owing Party within six (6) days of the receipt of the Post-Closing Adjustment Statement.

12) Section 2.6(f) shall be amended by deleting the subparagraph (a) from the fourth and fifth lines thereof and including the following in lieu thereof:

“(a) to monitor, maintain and update, as appropriate, the GasKey website and the phone numbers 1-877-GAS1KEY (427-1539) and (678) 904-0820 (for the avoidance of doubt, Buyer providing a link to the MXenergy website on the GasKey website shall not constitute an Acceleration Event hereunder)”

13)            Section 2.7(g) shall be deleted by entirety.

14) Section 2.10 shall be amended by adding the following sentence after the end of the first sentence thereof: “Seller acknowledges and agrees that all payments of interruptible Customers received in the lockbox of Seller pursuant to which Buyer’s lender has a first security interest therein, shall be owned by Buyer as of the Closing Date, and neither Seller nor Seller’s lender shall have any interest therein. All such payments shall be immediately remitted to Buyer’s account as directed by Buyer, whether received prior or subsequent to the Closing Date.”

C.                 Article III of the APA shall be amended as follows:

1)             Section 3.7 shall be deleted and the following inserted in lieu thereof:

3.7 Title.  Seller has or will have, as of the Determination Date and as of the Closing Date, good and defensible title to the Assets and the GasKey trademark, subject to no Encumbrances except for Permitted Encumbrances.

2)             Section 3.14 shall be deleted and the following inserted in lieu thereof:

3.14 Customers. Except for Customers that are directly served from any interstate or intrastate pipeline, all of the natural gas service addresses of the Customers in the State of Georgia are located in the local distribution company service area of AGL.

3)             Section 3.20 shall be amended by adding a clause (iii) to the end thereof as follows: “and (iii) the phone numbers 1-877-GAS1KEY (4271539) and (678) 904-0820”.

4)             Section 3.21 shall be deleted in its entirety.

5)             Section 3.23 shall be deleted in its entirety.

6)             Section 3.28 shall be amended by deleting the words “For the purposes of this Section 3.28,” in the last line thereof.

7)             The following shall be added as Section 3.31:

3.31 Review of Documents. Seller and Buyer acknowledge and represent that appropriate officers of Seller or Buyer, as the case may be, have read this Agreement, that they have discussed it with their legal counsel or had an opportunity to discuss it with their legal counsel, that they understand it fully and sign it voluntarily on advice of counsel.

D.            Article V of the APA shall be amended as follows:

1)             The phrase “and Closing Date” shall be added (i) at the end of Sections 5.1(a) and 5.2(a) and (ii) after the phrase “Determination Date” in the third sentences of Sections 5.1(b) and 5.2(b).

2)             Section 5.5 of the APA shall be deleted in its entirety.

E.             Article VI of the APA shall be amended as follows:

1)             Section 6.3(e) shall be amended to delete the following from the 4th and 5th lines thereof “. .. .including all correspondence and documentation with respect to the Pipeline Assets.”

2)             The following is added as Section 6.6.

6.6 Customer Notices. On the Closing Date, Seller shall send notices to the Customers of the assignment of their Contracts to Buyer, such notices to be dated the Closing Date and in a mutually agreeable form approved by the PSC. The expenses of preparing and sending such notices shall be borne equally by Buyer and Seller; provided, that the additional expenses charged by ista for expedited processing, if any, shall be paid solely by Buyer. Buyer negotiated the content and date of the notice to customers directly with AGL and Buyer shall be solely responsible for (i) any switch fees imposed on Customers by AGL and (ii) any penalties imposed on Buyer by the PSC or AGL, in each case due to issues related to the sufficiency and timing of the notice to Customers referenced in Section 6.6 hereof; provided that the Customer letters shall have been mailed and post-marked no later than January 22, 2008.

3)             The following is added as Section 6.7.

6.7 Customer Payments. Seller shall cooperate with Buyer and the Customers to ensure that all payments received from Customers are directed to the Lockbox and are remitted in the name of GasKey or MXenergy, including sending additional notices to Customers instructing Customers to send payments to the Lockbox. Seller shall continue to promptly notify Buyer of the receipt of any payments from Customers and shall remit such payments promptly to the Lockbox, together with a proper accounting thereof. Buyer shall continue to promptly notify Seller of the receipt of any payments intended for Seller from fuel management customers and shall remit such payments promptly to the Seller, together with a proper accounting thereof.

F.             Article VII of the APA shall be amended as follows:

1)             A new Section 7.19 shall be added as follows:

“Section 7.19 The Lockbox and the Account. Seller shall use its best efforts promptly after the Closing Date to assist Buyer in effectuating the transfer of ownership of the Lockbox and the Account (each as defined in the Security Agreement) to Buyer, to be in Buyer’s name and solely for benefit of Buyer.”

2)             A new Section 7.20 shall be added as follows:

“Section 7.20 Customer Deposit Account. Seller and Buyer shall, within one (1) Business Day of the Closing Date, provide for the listing of the names of both Buyer and Seller on Seller’s Customer Deposit Account (account no. 003283947721 at Bank of America). Such account shall provide for the dual authorization of both Parties in order to effectuate the payment of Customer refunds. On the Switch Date, Seller and Buyer shall transfer all funds in such account as directed by Buyer for the sole account and benefit of Buyer.

G.               Article VIII of the APA shall be amended as follows:

1)             Section 8.1(a)(ii) of the APA is mismarked and therefore is renumbered as 8.1(a)(i)(1). Additionally, the subsequent paragraphs in such section shall be renumbered in order to reflect the proper sequence.

2)             The reference to “Section 6.3(a)” in the last line of Section 8.1(b)(i)(3) shall be deleted and “Section 6.5(a)” be inserted in lieu thereof.

2)             The reference to Sections “3.18(b)” and “3.18(c)” in the fourth line of Section 8.6 shall be deleted and Sections “3.20” and “3.25” be inserted in lieu thereof.

3)              The following shall be added as Section 8.1(a)(i)(9):

(8) any claims, demands or proceedings arising from, or any Losses resulting from, any action taken by any Governmental Entity, Eagle, Lehman Brothers or any other Third Party against Buyer related to or in connection with the Eagle Confirmation Agreement or the transactions directly related thereto;

H.            Article IX of the APA shall be amended as follows:

1)             Section 9.1(a) of the APA shall be deleted in its entirety and the following inserted in lieu thereof:

(a) Except as set forth in Section 9.11, Seller agrees to indemnify and hold harmless Buyer against the following Taxes and against any Losses (collectively, “Indemnified Tax Items”): (i) with respect to Tax periods or portions thereof ending before the Closing Date (“Pre-Closing Taxable Period”), Taxes imposed on or that relate to the

Assets or the Business, or to which the Assets or the Business may be subject, levied or assessed; (ii) with respect to Tax periods beginning before the Closing Date and ending after the Closing Date (“Straddle Period”), Taxes imposed on or that relate to the Assets or the Business, or to which the Assets or the Business may be subject, levied or assessed, which are allocable, pursuant to Section 9.1(b), to the portion of such period ending on the Closing Date; (iii) Taxes resulting from or attributable to the Excluded Assets; (iv) Tax liabilities and obligations that are an Excluded Liability; (v) any breach or inaccuracy of the representations or warranties made by Seller in Section 3.10; and (vi) any and all Taxes of any member of a consolidated, affiliated, combined, or unitary group of which the Seller (or any predecessor of the Seller) is or was a member imposed under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign Tax law and including any liability for Taxes as transferee or successor or pursuant to any contractual obligation for any taxable period that ends (or deemed pursuant to Section 9.1(b) hereof to end) on or before the Closing Date. Buyer shall be solely responsible for Taxes imposed on or that relate to the Assets for taxable periods beginning after the Closing Date (“Post-Closing Taxable Period”) and the amount of Taxes determined under Section 9.1(b) of this Agreement to be allocable to the period beginning after the Closing Date), provided, notwithstanding anything contained herein to the contrary, from the Determination Date Buyer shall reimburse Seller for sales taxes and motor fuel taxes billed to Customers and paid by Seller, provided further, Buyer shall be entitled to any refunds or offsets due from the taxing authorities as a result of any bad debts related to such reimbursed amounts.

2)             Section 9.2 of the APA shall be shall be deleted in its entirety and the following inserted in lieu thereof:

9.2 Returns. Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Entity (or cause to be prepared and filed or so furnished) in a timely manner (subject to permissible extensions) all Tax Returns with respect to a Pre-Closing Taxable Period relating to the Business or the Assets. The Seller shall pay or cause to be paid any and all Taxes shown as due on such Tax Returns, and all other Taxes whether or not shown as due on such Tax Return that are due and payable, provided, Buyer shall reimburse Seller for all sales taxes and motor fuel tax obligations paid by Seller as more fully described below. Notwithstanding any other provision in this Article IX, any Tax Return relating to a Pre-Closing Taxable Period which is required to be filed by the Buyer shall be prepared by the Seller, submitted by the Seller to the Buyer no later than 20 days before the due date of such Tax Return and, subject to Buyer’s approval, filed by the Buyer. With respect to Tax Returns for a Straddle Period where each of the Buyer and the Seller are liable for Taxes in accordance with Section 9.1(b), Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Assets, if any, and shall timely pay all Taxes shown to be due on such Tax Returns. The Seller shall reimburse Buyer for the portion of such Taxes allocated to the Seller in accordance with this Agreement within (10) business days of written notice from the Buyer. Buyer’s preparation of such Tax Returns shall be submitted to the Seller for comments, provided, for the avoidance of doubt, from the Determination Date Buyer shall reimburse Seller for sales taxes and motor fuel taxes billed to Customers and paid by Seller, provided further, Buyer shall be entitled to any refunds or offsets due from the taxing authorities as a result of any bad debts related to such reimbursed amounts.” Buyer shall make each such Tax Return available for the Seller’s review no later than ten (10) business days prior to the due date for filing such Tax Return, it being understood that no provision in this Section 9.2 shall limit Buyer’s obligation to timely file such Tax Return and timely pay all Taxes shown to be due thereon.

I.              Section 10.4 of the APA is deleted in its entirety.

J.             Section 11.10 of the APA shall be deleted in its entirety and the following inserted in lieu thereof:

11.10 Expenses. Except as otherwise expressly provided in this Agreement and the Transition Services Agreement, all fees and expenses, including fees and expenses of counsel and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense. For the avoidance of doubt, all switching fees imposed by AGL, if any, on account of the bulk change of Customers from Seller to Buyer shall be borne solely by Seller, and all other switching fees, including any corrective or manual switches of Customers outside of the bulk change, shall be borne by the Buyer.

SECTION 3 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

SECTION 4. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective as of the date first written above when duly executed below. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the APA and Determination Date Loan Documents remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PS ENERGY GROUP, INC.

/s/ Livia Whisenhunt
Livia Whisenhunt
President and Chief Executive Officer

MXENERGY INC.

/s/ Carole R. Artman-Hodge
Carole R. Artman Hodge
Executive Vice President